EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX LICENSES DIGITAL STILL CAMERA

PATENTS TO FUJI AND KONICA MINOLTA

Redwood City, CA May 16, 2005 - Ampex Corporation (OTCBB:AEXCA) today announced that it has concluded license agreements with two manufacturers of digital still cameras based in Japan: Fuji Photo Film Co., Ltd. (Fuji), and Konica Minolta Holdings, Inc. (Konica Minolta).

The agreements permit the use of several United States and foreign patents held by Ampex in the manufacture and sale of digital still cameras. The licenses provide that their terms are confidential.

Pursuant to the licenses, Ampex will receive during its second fiscal quarter negotiated payments totaling approximately $4.85 million to settle liability for past use of its patents prior to conclusion of the agreements. The foregoing payments also include non-refundable, non-forfeitable prepayments in respect of royalties due in the period through the first quarter of 2006. After that date the agreements permit Konica Minolta and Fuji to use Ampex patents in the manufacture of digital still cameras in return for running royalties based on sales of products that infringe any of the patents.

Royalties received do not include digital still cameras manufactured by other companies that are licensed under Ampex’s patents. Ampex believes that a significant portion of cameras sold under the Konica Minolta brand are manufactured by a company that is also a licensee of Ampex’s patents and anticipates that royalties on these products will be paid by the supplier and not by Konica Minolta.

Ampex continues to negotiate patent licenses with additional manufacturers of digital still cameras and camera-equipped cellular telephones and other products and currently expects that it will conclude additional agreements in the future.

In addition to the companies listed above, Ampex has recently licensed it patents for use in digital still cameras, camera-equipped cellular telephones and certain other digital consumer products to Canon Inc., Casio Computer Co., Ltd., Matsushita Electric Industrial Co. Ltd., Olympus Corporation, Pentax Corporation, Samsung Techwin Co., Ltd., Sanyo Electric Co. Ltd., Sony Corporation and Victor Company of Japan,.

In October 2004, Ampex initiated litigation against Eastman Kodak Company (NYSE:EK) in the International Trade Commission and in the Federal District Court of the District of Delaware for Kodak’s unauthorized use of an Ampex patent in the sale of digital still cameras.

The Company may initiate additional litigation to enforce its patents if it is not able to conclude licenses on acceptable terms.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant indebtedness and interest expense; its sales and royalty forecasts for future periods not being attained, and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations finding the Company’s patents not be valid or not to have been infringed; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially underfunded; and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2004 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2004 filed with the SEC. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.